Exhibit 4.9

FLATWORLD SERVICES AGREEMENT

This FlatWorld Services Agreement (this “Agreement”) is entered into as of January 15, 2010 (the “Effective Date”) by and between DAL Group, LLC, a Delaware limited liability company (“DAL”), and FlatWorld Consulting LLC, a Delaware limited liability company (“Consultant”).  DAL and Consultant are sometimes hereinafter individually as a “Party” and collectively referred to as the “Parties”.

Background

A.  DAL desires to retain the services of Consultant and Consultant desires to provide services to DAL.
Agreements

1. Provision of Services.

(a) During the Management Services Term (as defined below), Consultant will provide management consulting services, consistent with those services generally performed by middle-market private equity firms for their portfolio companies, with respect to DAL’s business as the board of managers of DAL may reasonably request from time to time (the “Services”).  The Parties agree that each will cooperate with the other regarding the details of the specific Services to be provided.

(b) Consultant will devote such time, attention, and energy to the business and affairs of DAL deemed necessary by Consultant to perform the Services, but in no event will Consultant be required to devote more than an aggregate of 50 hours per calendar month.

(c) Consultant warrants that all Services will be performed in a good, professional, workmanlike and competent manner, in conformance with all applicable professional standards and the requirements of this Agreement.  Consultant agrees to provide the Services in reasonable accordance with applicable policies and procedures of DAL.

(d) Consultant agrees to provide the Services using personnel reasonably acceptable to DAL.

(e) Consultant shall not be required to provide Services, nor be entitled to receive the Consulting Fee, prior to the start of the Management Services Term.

2. Compensation.

(a) During the Management Services Term, Consultant shall receive an annual consulting fee of $1,333,333 (the “Consulting Fee”), paid in equal monthly installments of $111,111, paid in advance, commencing on the date that is one year after the Effective Date, and on the same day of each month thereafter.  For clarification purposes, the Consulting Fee shall be paid to Consultant even if no Services are requested of Consultant during any portion or the entirety of the Management Services Term.  For further clarification purposes, the aggregate Consulting Fee to be paid to Consultant during the initial Management Services Term shall be $4,000,000.

(b) In addition to the Consulting Fee, commencing on the Effective Date, DAL will pay to Consultant an acquisition fee (the “Acquisition Fee”) equal to 2.0% of the enterprise value of any entity that is included on Schedule A attached hereto (each, a “Target”) (such schedule shall be amended from time to time upon the mutual written approval of the Parties) if such Target is acquired by DAL in a transaction consummated no later than the earlier of 12 months following (i) the time that Consultant is no longer actively pursuing a transaction involving DAL and the Target as evidenced by Consultant’s written records; (ii) a written direction by DAL to Consultant that DAL will not pursue such a transaction; or (iii) the expiration of the Management Services Term.  The Parties agree that, at the request of DAL, Consultant shall provide general descriptions to DAL of potential Targets without specifically identifying such potential Targets.  Based upon such descriptions, DAL may request to add such potential Target to Schedule A, in which case Consultant shall provide the name of such target (and other information in Consultant’s possession regarding the Target).  In the event that an entity is added to Schedule A and DAL provides written records to Consultant within 5 business days of such Target being added to Schedule A evidencing that DAL was already pursuing a transaction with such Target as of such time, then such Target shall be promptly removed from Schedule A.  Consultant shall provide such assistance to DAL as it reasonably requests in connection with the consummation of the acquisition of any Target.  If there is a dispute as to enterprise value of any entity, it shall be determined by an investment banker mutually appointed by the Parties and, if they cannot agree on an investment banker, then an investment banker selected by the chief executive officer or equivalent position of BDO Siedman, LLP.

(c) In addition to the fees payable to Consultant pursuant to clauses (a) and (b) of this Section 2, DAL shall promptly reimburse Consultant for all reasonable and reasonably documented travel expenses and other out-of-pocket fees and expenses as have been or may be incurred by Consultant in connection with the rendering of Services that DAL requests in writing be performed by Consultant hereunder; provided, however, that any such expenses must be incurred pursuant to an expense budget of $10,000 per year or as otherwise approved in advance in writing by the President of DAL or his designee.

(d) Any amounts not paid by DAL to Consultant within 30 days of the date on which such amounts become due and payable shall accrue interest at a default rate of 15% per annum.

3. Term; Management Services Term.  The term of this Agreement shall commence on the Effective Date and shall terminate at the end of the Management Services Term. The Management Services Term shall commence one year after the Effective Date and shall terminate on the fourth anniversary of the Effective Date (the “Management Services Term”); provided, however, that the Management Services Term may, prior to its scheduled termination date, be extended for one-year periods upon the mutual agreement of the Parties.  Notwithstanding any other provision of this Agreement, no termination of the Management Services Term or other termination of this Agreement shall relieve (i) DAL of DAL’s obligation to pay Consultant any amount payable under Section 2 or DAL’s indemnification obligation to Consultant under Section 8 or (ii) either Party of their confidentiality obligations to each other under Section 5 and Section 6, for a period of twelve (12) months after the end of the Management Services Term, with respect to confidential information or trade secrets disclosed to either Party during the term of the Agreement.

4. Nature of Relationship.  Consultant shall be deemed to be an independent contractor and shall not be authorized to manage or direct the management of the affairs of, act in the name of or bind DAL.  DAL shall not be obligated to follow or accept any advice or recommendation made by Consultant, and the management, policies and operations of DAL shall be the sole responsibility of the management of DAL.  Nothing set forth in this Agreement shall be deemed to prohibit Consultant from serving any other person or entity in any capacity Consultant may deem appropriate or from conducting its business and affairs in any manner it may elect; provided, however, during the Management Services Term, Consultant and its Affiliates will not provide any services to a person or entity that directly competes with the business of DAL or any of its Affiliates conducted as of the date of this Agreement or in a manner that involves an actual conflict of interest with respect to DAL or any of its Affiliates.  Notwithstanding any other term of this Agreement, if Consultant presents to DAL the opportunity to acquire an entity or render services to another person or entity in connection with such an opportunity and DAL does not pursue such opportunity in good faith, Consultant shall be free to independently pursue such opportunity.

5. Confidentiality.

(a) In consideration of the payments to be received by Consultant under this Agreement, in recognition of the highly competitive nature of the industries in which DAL conducts its business, and to further protect the goodwill of DAL and to promote and preserve its legitimate business interests, Consultant agrees that Consultant shall not disclose at any time, except as required by applicable law or regulation, to anyone other than its Representatives, any confidential information or trade secret of DAL, its Affiliates or any customer of DAL (it being understood that such Representatives will be informed of the confidential nature of such information by Consultant and shall be directed by Consultant, and each will agree, unless such Representatives are already bound to maintain the confidentiality of such confidential information, to treat such information as confidential in accordance with this Section 5), or use such confidential information or trade secret for any purpose other than in connection with the Services.  If required by law or regulation to disclose confidential information or trade secrets, Consultant shall provide written notice to DAL of such requirement promptly after receipt of notice thereof and shall not comply with such requirement prior to providing such notice to the extent permitted by law or regulation.

(b) For the purpose of this Agreement, the term “confidential information” includes information concerning the business affairs of DAL or its Affiliates, contact information of current, former or prospective customers or suppliers of DAL and its Affiliates, planned and potential financial and business plans, methodologies of doing business, employee lists and telephone numbers, any information or documents that relate to, refer to, contain, or constitute trade secrets, and computer/software programs and associated documentation and material (i) which are proprietary to DAL or its Affiliates, customer or suppliers or (ii) which are proprietary to a third party from which DAL has purchased the right to use such programs or material and with respect to which DAL or its Affiliates are under an obligation to prevent disclosure to persons not authorized by DAL, its Affiliates or the third party owner to receive such information.  The term “confidential information” does not include information which (i) is or becomes generally available to the public other than by breach of this Agreement, (ii) Consultant learns from a third party without knowledge of breach of any confidentiality obligations of such third party to DAL or its Affiliates, customers or suppliers with respect to such information, (iii) is already in the possession of Consultant as of the date of this Agreement (except for confidential information previously provided by DAL or its Affiliates or customers) or (iv) is independently developed by Consultant without reliance upon the confidential information of DAL or its Affiliates, customers or suppliers.  The confidential information shall remain the sole and exclusive property of DAL and its Affiliates, their respective customers, suppliers and third party owners thereof.

(c) Consultant shall use the confidential information and trade secrets of DAL, its Affiliates, customers and suppliers only in connection with the Services.  Consultant will not copy any of the confidential information of DAL, its Affiliates, customers and suppliers for any purpose except with the express consent of DAL.  Consultant will abide by and be bound by the confidentiality provisions of any confidentiality agreements relating to confidential information between DAL, its Affiliates and any of its customers, suppliers or other third parties of which Consultant has actual knowledge.

(d) Upon termination of this Agreement, or at any other time at DAL’s request, Consultant agrees to deliver promptly to DAL or destroy all confidential information (including manuals, letters, notes, notebooks, reports, formulae, computer programs and associated documentation and material, memoranda, customer’s lists, diskettes or other medium for electronic storage of information and all other materials and all copies thereof containing confidential information relating in any way to DAL, its Affiliates, their respective customers or suppliers or their respective businesses), in any way obtained by Consultant which are in Consultant’s possession or under its control, and Consultant will not make or retain any copies of any of the foregoing and will so represent to DAL upon termination of this Agreement.  Notwithstanding, anything in this Agreement to the contrary, Consultant shall not be required to destroy or deliver to DAL, and Consultant is expressly permitted to retain, any materials required to be maintained pursuant to Consultant’s legal or regulatory requirements or document retention policies or that are “backed-up” by Consultant pursuant to its normal policies or procedures.

(e) Each Party understands that monetary damages alone would be insufficient to make the other Party whole in the event a Party breaches, or is about to breach, any of the provisions of this Section 5 or Section 6.  Therefore, each Party agrees that, in addition to any monetary damages or other relief to which such Party may be entitled, the other Party shall be entitled to seek immediate and permanent injunctive relief in the event of any breach or threatened breach by the other Party of any provision of this Section 5 or Section 6, without the necessity of proving actual damages or the posting of any bond, and each Party waives any requirement for advance notification prior to the entry of such injunctive relief.  Failure to seek any or all remedies in one case does not restrict either Party from seeking any remedies in another situation.  Such action by either Party shall not constitute a waiver of any of its rights hereunder.

6. DAL Confidentiality.  DAL agrees that neither DAL, nor any DAL Representative shall disclose at any time, except as required by applicable law or regulation, or as agreed to in writing by the third party owner or provider of the applicable information, to anyone other than the DAL Representatives, any confidential information of any third party provided by Consultant to DAL or any DAL Representative; provided, that Consultant has advised DAL or any DAL Representative that such information is required to be maintained as confidential.  Each DAL Representative that receives any such information will be informed by DAL of the confidential nature of such information and shall be directed by DAL, and each will agree, unless the DAL Representatives are already bound to maintain the confidentiality of such confidential information, to treat such information as confidential in accordance with this Section 6.  Neither DAL, nor any DAL Representative shall use any such confidential information for any purpose other that the purpose for which it was provided by Consultant to DAL or any DAL Representative.

DAL shall be responsible for any breach of this Section 6 by any DAL Representative.  If required by law or regulation to disclose such confidential information, DAL shall provide written notice to Consultant of such requirement promptly after receipt of notice thereof and shall not comply with such requirement prior to providing such notice to the extent permitted by law.  DAL and each DAL Representative that possesses any such confidential information shall refrain from reproducing such information (unless Consultant provides prior written consent to such reproduction) and shall promptly, upon Consultant’s written request or the earlier termination of this Agreement, return all such confidential information to Consultant.

7. Liability.  Neither Consultant nor any of its Representatives shall be liable to DAL or its subsidiaries or Affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of the Services, other than any loss, liability, damage or expense arising out of Consultant’s fraud, intentional misconduct, gross negligence, bad faith, knowing misconduct or material breach of Consultant’s obligations under this Agreement.

8. Indemnification.  DAL agrees to indemnify and hold harmless Consultant and its Representatives against and from any and all loss, liability, suits, claims, and damages (including attorneys’ fees relating to defending the same) arising from their performance hereunder; provided, however, that Consultant shall not be held harmless or indemnified under this Section 8 for any losses, liabilities or expenses arising out of Consultant’s or its Representatives’ fraud, intentional misconduct, gross negligence, bad faith, knowing misconduct or material breach of Consultant’s obligations under this Agreement.  Consultant and its Representatives will not, without DAL’s prior written consent, which consent shall not be unreasonably withheld, settle, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.  Promptly after receipt by Consultant or its Representatives of service of any complaint or actual notice of the commencement of any action, claim, suit, investigation or proceeding with respect to which indemnification is being sought hereunder, such person will notify DAL in writing of the same, but failure to so notify DAL in writing of the same will relieve DAL of its obligation to indemnify such person only if and only to the extent of any actual and material prejudice suffered by DAL as a result thereof.  DAL shall be entitled to assume the defense of any such action, claim, suit, investigation or proceeding; provided, that any such assumption by DAL shall constitute an acknowledgment by DAL of its obligation to indemnify and hold harmless Consultant or its Representatives, as the case may be, for any loss, liability, suits, claims, and damages (including attorneys’ fees relating to defending the same) arising from the subject matter thereof.  Upon such assumption by DAL of the defense of any such action, claim, suit, investigation or proceeding, the Consultant and its Representatives shall have the right to participate in the same and to retain their own counsel but DAL shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof.

9. Entire Agreement; Amendment.  With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement between the Parties.  Neither Party will be entitled to benefits other than those specified herein.  No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated herein will be of any force and effect, and no changes in or additions to this Agreement will be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s).  No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such wavier, amendment, supplement or modification is in writing and signed by an authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.  The Parties specifically acknowledge that, in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others, other than agreements or provisions incorporated in this Agreement by reference.

10. Governing Law; Venue; Jurisdiction.  This Agreement, and all matters arising under or related hereto, shall be governed according to the laws of the State of Florida, without respect to its conflict of law principles.  Each Party hereby consents to the exclusive jurisdiction of the courts of the State of Florida and of the United States of America in the County of Broward for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts).

11. Notices. Any notice, demand, approval, consent or communication required, permitted, or desired to be given hereunder, will be in writing and will be served on the Parties at the following respective addresses:

If to DAL:	Law Offices of David J. Stern, P.A. 900 S. Pine Island Road Suite 400 Plantation, Florida 33324 Attn: David J. Stern Facsimile: 954-233-8444

with a copy to:

Dykema Gossett PLLC 400 Renaissance Center Detroit, MI 48234 Attn: Thomas Vaughn Facsimile: 313-568-6915

If to Consultant:	FlatWorld Consulting LLC c/o FlatWorld Capital LLC 666 Third Avenue, 15th Floor New York, NY 10017 Attn: Jeffrey A. Valenty Facsimile: 212-796-4002

with a copy to:

Proskauer Rose LLP 1585 Broadway New York, NY 10036 Attn: Daniel J. Eisner Facsimile: 212-969-2900

or such other address, or to the attention of such other person or officer, as any Party may by written notice designate.  Any notice, demand, or communication required, permitted, or desired to be given hereunder will be sent either by hand delivery, by prepaid certified or registered mail, return receipt requested, postage prepaid in the United States Mail, by a nationally recognized overnight courier, or via facsimile or other electronic transmission (including transmission in portable document format by electronic mail).  If any notice, demand or communication is sent by facsimile or electronic mail transmission, an original  must be simultaneously sent by one of the foregoing mail or courier methods.  All such notices, demands or communications shall be deemed to have been received (i) if by personal delivery, facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), on the date immediately following the date of such delivery, (ii) if by certified or registered mail, on the third business day after the mailing thereof or (iii) if by next-day or overnight courier or delivery, on the date of such delivery.

12. Severability.  The Parties have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective Parties.  Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance is adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction or an arbitration tribunal, such provision will be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances will not be affected thereby and will be valid and enforceable to the fullest extent permitted by law.  To the extent this Agreement is in violation of any applicable laws, the Parties shall negotiate in good faith to amend this Agreement, to the extent possible consistent with its purposes, to conform to applicable laws.  Neither Party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to this Section 12.

13. Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns.  Any purported assignment in violation of this Section 13 will be void and of no effect.  Except for an assignment of this Agreement by Consultant to any of its Affiliates, Consultant may not delegate the performance of any Services to be provided under this Agreement to any party, other than one or more of its Representatives that normally performs such Services, provided, however, that notwithstanding the foregoing, Consultant shall remain fully responsible for compliance with the terms of this Agreement the same as if such delegation were not effected.

14. Further Assurances.  Each Party agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other Party in order to more fully effect the purposes of this Agreement.

15. No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a Party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

16. Counterparts; Effectiveness.  The Parties may execute this Agreement in separate counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  To the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), this Agreement shall be treated in all manner and respect and for all purposes as an original and shall have the same binding legal effect as if it were the original signed version thereof delivered in person.  None of the undersigned shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that such signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the enforceability of this Agreement and each of the undersigned forever waives any such defense.

17. Definitions and Construction.

(a) “Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

(b) “DAL Representatives” means DAL’s employees, directors, officers, advisors, agents, controlling persons, consultants or other representatives.

(c) “Representatives” means Consultant’s employees, directors, officers, advisors, agents, controlling persons and, if approved by DAL in writing, consultants or other representatives.

(d) All references to “$” or “dollars” will be to United States dollars and all references to “days” will be to calendar days unless otherwise specified.

(e) As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

(f) The words “hereof”, “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

(g) The word “including” when used herein is not intended to be exclusive and means “including, but not limited to.”  The word “or” when used herein is not intended to be exclusive unless the context clearly requires otherwise.

(h) The schedules hereto will be deemed to be incorporated in and an integral part of this Agreement.

(i) All provisions of this Agreement have been mutually negotiated and drafted.  The provisions of this Agreement will be interpreted and construed in accordance with their fair meanings, and not strictly for or against either Party, regardless of which Party may have drafted this Agreement or any specific provision.

18. Enforcement.  In the event either Party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing Party will be entitled to recover the costs and expenses of such action so incurred, including reasonable attorney’s fees.

[Remainder intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this FlatWorld Services Agreement as of the date first written above.

DAL GROUP, LLC

By: FLATWORLD DAL LLC, its Member

By: NAGINA ENGINEERING INVESTMENT CORP., its Member

By: ____________________________________
Name: Raj K. Gupta
Title: President

FLATWORLD CONSULTING LLC

By: FORTUNA CAPITAL PARTNERS LP, its Member

By: FORTUNA CAPITAL CORP., its General Partner

By: __________________________________
Name: Jeffrey A. Valenty
Title: President

Schedule A

Approved Targets

Date	Target Name	Approval of DAL Group, LLC	Approval of FlatWorld Consulting LLC
________	_________________	By: ____________________ Name: Title:	By: _____________________ Name: Title:
________	_________________	By: _____________________ Name: Title:	By: _____________________ Name: Title:
________	_________________	By: _____________________ Name: Title:	By: _____________________ Name: Title:
________	_________________	By: _____________________ Name: Title:	By: _____________________ Name: Title:
________	_________________	By: _____________________ Name: Title:	By: _____________________ Name: Title:
________	_________________	By: _____________________ Name: Title:	By: _____________________ Name: Title:
________	_________________	By: _____________________ Name: Title:	By: _____________________ Name: Title: